SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Advisers Investment Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Dear Mr./Mrs. Advisor,

RE: JOHCM Funds Upcoming Shareholder Proxy

As you may know, both J O Hambro Capital Management Limited and JOHCM (USA), Inc. (collectively “JOHCM”) are wholly owned subsidiaries of BT Investment Management in Australia (“BTIM”). BTIM is a public company whose shares are traded on the Australian Stock Exchange. Up until last month, 29% of BTIM’s shares were owned by Westpac Banking Corporation (“Westpac”). We are writing to inform you that on May 24, 2017, Westpac announced its intention to reduce its share holdings in BTIM to approximately 10% (the “Westpac Transaction”). The transaction was completed on May 25, 2017.

•	Under United States securities laws, Westpac’s actions can be characterized as a “change in control” of JOHCM and an “assignment” of the investment management agreement, which in turn requires us to obtain investors consent in order to continue to manage client portfolios.

•	Please rest assured our commitment to you and your clients will not change. JOHCM has no intention of changing the people, process, or investment philosophy with which you have become familiar in your relationship with us.

•	Also, the Westpac Transaction will not affect all of the rights otherwise granted under your current agreement going forward.

Copies of the materials investors will be receiving beginning July 6, 2017 can be accessed using the links below:

•	Preliminary Proxy Statement
•	Preliminary Proxy FAQ
•	Prospectus Supplement

Additional information on the voting proxy can be found on our website at JOHCM Funds Proxy Information.

Should you have any questions or if you would like to discuss this matter further, please contact me or my internal partner, [full name], at (610) 810-30XX. Thank you for your consideration and for your continued support.

Additional information and where to find it

Advisers Investment Trust filed a preliminary proxy statement on behalf of the JOHCM Funds with the U.S. Securities and Exchange Commission (SEC) on June 15, 2017. All shareholders are advised to read this proxy statement as it contains important information regarding the proposals, the persons soliciting proxies in connection with the proposals, and the interest of these persons in the proposals and related matters.

The JOHCM Funds intend to mail the proxy statement to fund shareholders once a final, definitive proxy statement has been filed with the SEC. Shareholders may obtain a free copy of the proxy statement when available and other documents filed by Advisers Investment Trust with the SEC at www.sec.gov. Free copies of the proxy statement, once available, also may be obtained by calling JOHCM Funds at 866-260-9549.

The JOHCM Funds also file annual, semi-annual, and special reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements or other information filed by the JOHCM Funds at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549 or at the SEC’s other public reference rooms. Please call the SEC at 202-551-8090 for information. You may also obtain reports and other information about the JOHCM Funds on the EDGAR Database on the SEC’s Internet site at www.sec.gov.

Participants in the solicitation

The JOHCM Funds, the trustees of Advisers Investment Trust, its executive officers and certain members of its management, and employees of JOHCM, JOHCM USA, any of their affiliates and AST Fund Solutions, LLC may be soliciting proxies from fund shareholders in favor of the proposal and other related matters. Information concerning persons who may be considered participants in the solicitation of fund shareholders under the rules of the SEC and the shares of the JOHCM Funds held by such participants can be found in the Statement of Additional Information (SAI) dated January 28, 2017. Shareholders may access the SAI by visiting www.johcm.com.